SECOND Amendment to

LIMITED LIABILITY COMPANY AGREEMENT

OF

VICTORYBASE HOLDINGS LLC

This SECOND Amendment to LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”), dated as of February 10, 2023 (the “Effective Date”), amends the Limited Liability Company Agreement, dated December 9, 2020, of VictoryBase Holdings LLC, a Texas limited liability company (the “Company”), as amended by the First Amendment thereto, dated January 1, 2023 (as amended, the “LLC Agreement”), and is hereby adopted by the Manager of the Company. Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the LLC Agreement.

Recitals:

A.	Sections 3.2 and 3.3 of the LLC Agreement permit the Manager of the Company to (i) create one or more classes or series of Units, (ii) issue such additional Units upon such terms as the Manager shall determine, and (iii) amend the LLC Agreement as necessary in connection with the issuance of additional Units and admission of additional Members without the requirement of any consent or acknowledgement of any other Member;

B.	The Manager desires to amend the LLC Agreement for the purposes of (i) creating a new class of Units to be called Class C Units, and (ii) reflecting the issuance of 30,000 Class C Units (as defined below) to VictoryBase RE, LLC, a Texas limited liability company (“VBRE”), and (iii) admitting VBRE as a member of the Company with respect to such Class C Units;

C.	As set forth herein, the Class C Units (in whole, but not in part) will be exchangeable at any time and from time to time, with the mutual consent of the Manager and the holder(s) of Class C Units for Class A Units at a conversion ratio that results in the exchanging holder of Class C Units receiving Class A Units with a fair market value equal to the fair market value of the Class C Units being exchanged;

D.	Effective October 28, 2022, the Company formed VictoryBase NY1, LLC, a Texas limited liability company (“NY1”), and the Company is the sole holder of common membership interests of NY1;

E.	On or about the Effective Date, the Company will be contributing (the “Class C Contribution”) an amount equal to $300,000 (the “Class C Contribution Amount”) to NY1, and NY1 will use such funds to pay a portion of the purchase price for certain real property in Sackets Harbor, New York (the “NY1 Properties”); and

F.	As described more fully below, until the Class C Units are exchanged for Class A Units in accordance with the terms of this Amendment, all profits and losses (and items of income, expenses, gains and losses) related to the Company’s ownership of common membership interests in NY1 will be allocated exclusively to the holder(s) of the Class C Units.

NOW, THEREFORE, the LLC Agreement is hereby amended as follows:

1.               Creation and Designation of Class C Units. The Manager hereby creates and designates a new class of units to be called Class C Units. The Class C Units shall have the rights and obligations set forth on Exhibit C attached hereto and otherwise enjoy the rights of Units of the Company under the Company Agreement. In exchange for the contribution of the Class C Contribution Amount to the Company on or about the Effective Date, the Company will issue 30,000 Class C Units to VBRE effective as of the Effective Date, and VBRE is hereby admitted as a member of the Company with respect to such Class C Units.

2.               Amendments to Article I. Article I of the LLC Agreement is hereby amended to add the following definition thereto:

“Class C Units” means Units representing a fractional part of the Company Interests of the Members and having the rights and obligations specified with respect to the Class C Units in this Agreement.

3.               Amendment to Section 4.1. Section 4.1 of the LLC Agreement is hereby amended by added the following introductory phrase prior to paragraph (a) thereof (to apply to paragraphs (a) and (b) thereof):

“Subject to the rights of the holders of Class C Units set forth in Sections 1 and 2 of Exhibit C attached hereto and the rights of holders of any other class of series of Units hereafter created and issued by the Manager,”

4.               Amendment to Section 5.2. Section 5.2 of the LLC Agreement is hereby amended by added the following phrase to the end of the introductory sentence thereof:

“, subject to the rights of the holders of Class C Units set forth in Section 3 of Exhibit C attached hereto and the rights of holders of any other class of series of Units hereafter created and issued by the Manager”

5.               Amendment to Section 5.3. Section 5.3 of the LLC Agreement is hereby amended by added the following phrase prior to paragraph (a) thereof (to apply to paragraphs (a) through (g) thereof):

“Subject to the rights of the holders of Class C Units set forth in Section 4 of Exhibit C attached hereto and the rights of holders of any other class of series of Units hereafter created and issued by the Manager,”

6.               Amendment to Section 5.5. Section 5.5 of the LLC Agreement is hereby amended by added the following phrase “prior to paragraph (a) thereof (to apply to paragraphs (a) through (f) thereof):

“Subject to the rights of the holders of Class C Units set forth in Section 5 of Exhibit C attached hereto and the rights of holders of any other class of series of Units hereafter created and issued by the Manager,”

7.               Amendment to Section 11.1. Section 11.1 of the LLC Agreement is hereby amended to (i) re-number the existing Section 11.1 as paragraph (a) of Section 11.1, and (ii) add a new paragraph (b) to Section 11.1 to read in its entirety as follows:

“(b) Exchange Rights for Class C Units. At any time after the two-year anniversary of the Effective Date (or sooner with the prior written consent of the holders of a majority of the Class C Units then outstanding) the Manager may cause all (but not less than all) of the Class C Units to be exchanged into Class A Units (a “Class C Unit Exchange”). Such Class C Units shall be exchangeable pursuant to this Section 11.1(b) at a conversion ratio that results in each former holder of Class C Units receiving Class A Units with a fair market value equal to the fair market value of the Class C Units being exchanged. The fair market value shall be determined by mutual agreement of the Manager and the holders of a majority of the Class C Units, but if no such agreement can be reached, such fair market value will be determined by an experienced independent appraiser reasonably selected by the Manager.”

8.               Amendment to Schedule A. Schedule A to the LLC Agreement is hereby amended to read in its entirety as set forth on Schedule A attached hereto.

9.               Addition of Exhibit C. A new Exhibit C is hereby to the LLC Agreement to read in its entirety set forth on Exhibit C hereto.

10.            No Other Amendments. Except as specifically set forth above, all terms and conditions of the LLC Agreement shall remain unchanged and in full force and effect and not be affected by this Amendment.

11.            Governing Law. This Amendment shall be governed by the internal law of the State of Texas, without regard to its conflict-of-laws provisions.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned Manager of the Company has executed this Amendment as of the date first written above.

MANAGER:

VICTORYBASE CORPORATION

By:	/s/ Thomas Paquin
Thomas Paquin
Chief Executive Officer

Second Amendment to

Limited Liability Company Agreement

of

 VictoryBase Holdings LLC

Schedule A

Schedule of Members

of

VictoryBase Holdings LLC

As of February 10, 2023

Name and Address of Member		Number of Units	Class of Units
VictoryBase RE, LLC		715,066	Class A
Physical address: 550 Reserve Street, Suite 190 Southlake, TX 76092 Attn: Thomas Paquin	Mailing address: P.O. Box 617 Roanoke, TX 76262 Attn: Thomas Paquin E-mail: tpaquin@victorybase.com
		30,000	Class C
VictoryBase Corporation		1	Class B
Physical address: 550 Reserve Street, Suite 190 Southlake, TX 76092 Attn: Thomas Paquin	Mailing address: P.O. Box 617 Roanoke, TX 76262 Attn: Thomas Paquin E-mail: tpaquin@victorybase.com

Exhibit C

Class C Units

The Class C Units shall have the rights and responsibilities as follows:

1.           Separate Accounting of NY1 Division. Notwithstanding any provision of the LLC Agreement to the contrary, the Company will separately account for any assets (including without limitation the Class C Contribution) and operations and any Net Profits and/or Net Losses (and related items of income, expenses, gains and losses) related to the Company’s ownership of common membership interests of NY1 (including without limitation a reasonable amount of Company overhead allocated thereto) (collectively, the “NY1 Division”).

2.           Distributions under Section 4.1(a). If the Manager declares Distributions to the Members under Section 4.1(a) of the LLC Agreement, the Company will allocate the aggregate amount of such Distributions as follows:

2.1.         Any Distributions of assets of the NY1 Division will be distributed exclusively to the holders of Class C Units, proportionately based upon the number of Class C Units held by such holders of Class C Units; and

2.2.          Any Distribution of other assets (not part of the NY1 Division) will be allocated among the holders of Class A Units and Class B Units, in accordance with Section 4.1(a) of the LLC Agreement.

3.           Tax Distributions under Section 4.1(b). If the Company makes any Tax Distributions to the Members under Section 4.1(b) of the LLC Agreement, then the Company will allocate the aggregate amount of such Tax Distributions as follows:

3.1.          Any Tax Distributions of assets of the NY1 Division will be distributed exclusively to the holders of Class C Units, proportionately based upon the number of Class C Units held by such holders of Class C Units; and

3.2.          Any Tax Distributions of other assets (not part of the NY1 Division) will be distributed exclusively to the holders of Class A Units and Class B Units, in accordance with Section 4.1(b) of the LLC Agreement.

4.           Allocations under Section 5.2. Notwithstanding any provision of Section 5.2 to the Agreement to the contrary, all Net Profits and Net Losses (and items of income, expenses, gains and losses) of the NY1 Division will be allocated exclusively to the holder(s) of Class C Units. All other Net Profits and Net Losses (and items of income, expenses, gains and losses) for all other assets or operations of the Company (excluding the NY1 Division) will be allocated exclusively to the holders of Class A Units and Class B Units, such Net Profits and Net Losses to be allocated among the Class A Members and Class B Members in accordance with Sections 5.2(a) and 5.2(b) of the Agreement.

5.           Regulatory Allocations under Section 5.3. Notwithstanding any provision of Section 5.3 of the Agreement to the contrary, the Company will separately account for the NY1 Division. All regulatory allocations under Section 5.3 of the Agreement related to the NY1 Division will be allocated exclusively to the holder(s) of Class C Units and will be excluded in its entirety from the Net Profits and Net Losses allocated among the holders of Class A Units and Class B Units in accordance with Sections 5.3(a) through 5.2(f) of the Agreement.

6.           Tax Allocations under Section 5.5. Notwithstanding any provision of Section 5.5 of the Agreement to the contrary, the Company will separately account for the NY1 Division. All tax allocations related to the NY1 Division will be allocated exclusively to the holder(s) of Class C Units and will be excluded in their entirety from the tax allocations allocated among the holders of Class A Units and Class B Units in accordance with Sections 5.5(a) through 5.5(f) of the Agreement.

7.           Liquidation Option. At any time any Class C Units are outstanding, holders of a majority of the outstanding Class C Units shall have the right (the “Liquidation Option”) to require the Company to either (i) sell all of the Company’s interests in NY1 and distribute the proceeds thereof (net of expenses and a reasonable reserve for future expenses) to the holders of Class C Units (an “NY1 Equity Sale”), or (ii) cause the Company to cause NY1 to sell the NY1 Properties and all other assets held by NY1 and distribute the proceeds thereof (after paying all liabilities of NY1 or making reasonable reserves for any such liabilities) to the members of NY1 (and then the Company shall distribute such distributions received from NY1 (after paying all liabilities of the Company related to the NY1 Division or making reasonable reserves for any such liabilities) to the holders of Class C Units (an “NY1 Liquidation”). Holders of a majority of the Class C Units may exercise their Liquidation Option on behalf of all holders of Class C Units by providing written notice of such exercise to the Company (a “Liquidation Notice”). Upon receipt of a Liquidation Notice, the Company shall use commercially reasonable efforts to expeditiously seek to effectuate an NY1 Equity Sale or an NY1 Liquidation.

[End of document.]

C-2